Consent of Independent Registered Public Accounting Firm

The Board of Directors
Parkway Properties, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-156050) on Form S-3, the registration statements (Nos. 333-174300, 333-100565, 333-115286, 333-166922 and 333-134069) on Form S-8, the registration statements (Nos. 333-88861 and 333-00311) on Form S-8 on Form S-3 and the registration statement (No. 333-156051) on Form S-3D of Parkway Properties, Inc. of our reports dated March 4, 2011, except for notes H, N and O, which are as of November 15, 2011, with respect to the consolidated balance sheets of Parkway Properties, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the Form 8-K of Parkway Properties, Inc. dated November 15, 2011.

Our report with respect to the consolidated financial statements makes reference to the Company retrospectively applying certain reclassifications associated with discontinued operations.

/s/ KPMG LLP

Jackson, Mississippi
November 15, 2011